Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS
FOR FISCAL SECOND QUARTER

•                  Net Earnings for Quarter Increase to $.51 per diluted share

•                  Quarterly Net Sales Increase by 12.3%

•                  Quarterly Comparable Store Sales Increase by 4.8%

•                  Independent Review of Option Grants and Procedures

UNION, New Jersey, September 20, 2006 — Bed Bath & Beyond Inc. today reported net earnings of $.51 per diluted share ($145.5 million) in the fiscal second quarter ended August 26, 2006.  In the fiscal second quarter of 2005, the Company reported net earnings of $.47 per diluted share ($141.4 million).  Net sales for the fiscal second quarter of 2006 were approximately $1.607 billion, an increase of approximately 12.3% from net sales of approximately $1.431 billion reported in the fiscal second quarter of 2005.  Comparable store sales in the fiscal second quarter of 2006 grew by approximately 4.8%, compared with an increase of approximately 4.5% in last year’s fiscal second quarter.

For the fiscal first half ended August 26, 2006, the Company reported net earnings of $.86 per diluted share ($246.0 million).  In the fiscal first half of 2005, the Company reported net earnings of $.80 per diluted share ($240.3 million).  Net sales for the fiscal first half of 2006 were approximately $3.003 billion, an increase of approximately 12.2% from net sales of approximately $2.676 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2006 increased by approximately 4.8%, compared with an increase of approximately 4.4% in last year’s fiscal first half.

The fiscal second quarter and fiscal first half of 2006 results included incremental stock-based compensation expense resulting from the early adoption, at the beginning of the fiscal third quarter of 2005, of Statement of Financial Accounting Standards 123(R).

The Company also announced an independent committee of its Board of Directors is carrying out a review of the Company’s stock option grants and procedures.  The independent committee’s review was initiated voluntarily by the Company and is being conducted with the assistance of independent legal counsel and outside accounting experts selected by the committee.  The independent committee’s review is not complete.  The Company expects to report further with respect to the review in its Form 10-Q for the quarter ended August 26, 2006, which the Company expects to file on a timely basis on or before October 5, 2006.

As of August 26, 2006, the Company operated a total of 831 stores, including 762 Bed Bath & Beyond stores (11 of which were opened during the fiscal second quarter) in 46 states, the District of Columbia and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. operated 31 stores in 8 states (one of which was opened during the fiscal second quarter) and Harmon Stores, Inc. operated 38 stores in 3 states.  Consolidated store space as of August 26, 2006 was approximately 26.2 million square feet.  Since the beginning of the fiscal third quarter, on August 27, 2006, 7 Bed Bath & Beyond stores have been opened, bringing to 769 the total number of Bed Bath & Beyond stores presently in operation.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names Bed Bath & Beyond, Christmas Tree Shops and Harmon.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware and health and beauty care items.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and the outcome of the independent committee’s review of the Company’s stock option grants and procedures.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908-688-0888):
Ronald Curwin	Ext. 4550
Kenneth C. Frankel	Ext. 4554
Paula J. Marbach	Ext. 4552

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 26, 2006	August 27, 2005	August 26, 2006	August 27, 2005
Net sales	$1,607,239	$1,431,182	$3,003,202	$2,675,603
Cost of sales	928,990	829,398	1,734,855	1,553,038
Gross profit	678,249	601,784	1,268,347	1,122,565
Selling, general and administrative expenses	458,627	383,907	899,975	753,804
Operating profit	219,622	217,877	368,372	368,761
Interest income	9,928	8,005	19,587	15,113
Earnings before provision for income taxes	229,550	225,882	387,959	383,874
Provision for income taxes	84,015	84,480	141,993	143,569
Net earnings	$145,535	$141,402	$245,966	$240,305
Net earnings per share—Basic	$0.52	$0.48	$0.88	$0.81
Net earnings per share—Diluted	$0.51	$0.47	$0.86	$0.80
Weighted average shares outstanding—Basic	280,567	295,458	280,385	294,936
Weighted average shares outstanding—Diluted	284,654	301,362	284,903	300,208

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	August 26,	August 27,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$167,994	$296,477
Short term investment securities	649,253	703,395
Merchandise inventories	1,421,922	1,238,875
Other current assets	143,854	114,173

Total current assets	2,383,023	2,352,920

Long term investment securities	332,980	353,516
Property and equipment, net	801,438	645,574
Other assets	193,328	169,268
	$3,710,769	$3,521,278

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$592,210	$503,056
Accrued expenses and other current liabilities	242,487	249,368
Merchandise credit and gift card liabilities	123,510	93,907
Income taxes payable	57,923	50,255
Total current liabilities	1,016,130	896,586
Deferred rent and other liabilities	145,419	131,701
Total liabilities	1,161,549	1,028,287
Total shareholders’ equity	2,549,220	2,492,991
	$3,710,769	$3,521,278

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended
	August 26,	August 27,
	2006	2005 (1)
Cash Flows from Operating Activities:
Net earnings	$245,966	$240,305
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	62,603	52,303
Amortization of bond premium	2,007	4,458
Stock-based compensation	24,287	—
Excess tax benefit from stock-based compensation	1,775	18,523
Deferred income taxes	(20,135)	(650)
Increase in assets:
Merchandise inventories	(120,202)	(86,847)
Trading investment securities	(1,392)	—
Other current assets	(20,792)	(17,507)
Other assets	(291)	(173)
Increase (decrease) in liabilities:
Accounts payable	68,734	52,746
Accrued expenses and other current liabilities	(1)	(5,372)
Merchandise credit and gift card liabilities	9,996	6,846
Income taxes payable	(34,107)	(31,109)
Deferred rent and other liabilities	15,275	13,194

Net cash provided by operating activities	233,723	246,717

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(124,124)	(179,771)
Redemption of held-to-maturity investment securities	138,011	107,147
Purchase of available-for-sale investment securities	(670,425)	(955,075)
Redemption of available-for-sale investment securities	471,665	922,875
Capital expenditures	(135,760)	(88,261)

Net cash used in investing activities	(320,633)	(193,085)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	10,225	27,404
Excess tax benefit from stock-based compensation	4,504	—
Repurchase of common stock	(855)	—
Payment of deferred purchase price for acquisition	(6,667)	(6,667)

Net cash provided by financing activities	7,207	20,737

Net (decrease) increase in cash and cash equivalents	(79,703)	74,369

Cash and cash equivalents:

Beginning of period	247,697	222,108
End of period	$167,994	$296,477

(1)             Reflects the accrual for purchases of capital expenditures as a non-cash investing activity to conform with current presentation.